Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
Surgery Partners, Inc.
We hereby consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-207298) of Surgery Partners, Inc. of our report dated April 22, 2014, except for the effect of the reorganization, discussed in Note 1, on the 2013 financial statements, as to which the date is March 11, 2016 and except for 2013 segment reporting data disclosure within Note 15, as to which the date is August 17, 2015, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO USA, LLP

Chicago, Illinois
March 11, 2016